Exhibit 10.1

CIGNA LONG-TERM INCENTIVE PLAN

(Amended and Restated Effective as of April 28, 2021)

ARTICLE 1

Statement of Purpose

The Cigna Long-Term Incentive Plan is intended to:

(a)	Reward the creation of long-term value for Cigna shareholders by providing key employees, non-employee directors, consultants, and other advisors of the Company with an opportunity to acquire an equity interest in Cigna Corporation, thereby increasing their personal interest in its continued success and progress, and aligning their interests with those of its shareholders;

(b)	Aid the Company in attracting and retaining employees, non-employee directors, consultants, and other advisors of exceptional ability;

(c)	Supplement and balance the Company's salary and incentive bonus programs in support of Cigna Corporation's long-term strategic plans and financial results; and

(d)	Encourage decisions and actions by Company executives, non-employee directors, consultants, and other advisors to deliver superior enterprise results, with appropriate consideration of risk, and that are consistent with the long-range interests of Cigna Corporation's shareholders.

This Plan is an amendment and restatement of the Plan as previously amended and restated effective April 28, 2010 and as further amended on April 27, 2011, April 24, 2013, April 26, 2017, and January 25, 2018. The amendments to the Plan contained herein shall become effective on the date the amended and restated Plan is approved by: (i) the Board, with respect to any amendments that do not require the prior approval of Cigna Corporation shareholders, and (ii) Cigna Corporation shareholders, with respect to any amendments that require the prior approval of Cigna Corporation shareholders.

ARTICLE 2

Definitions

Except as otherwise provided in the Plan or unless the context otherwise requires, the terms defined below shall have the following meanings under the Plan:

2.1	"Affiliate" -- the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

2.2	"Beneficial Owner" and "Beneficially Owned" -- the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
2.3	"Board" -- the board of directors of Cigna Corporation or any duly authorized committee of that board.

2.4	"CEO" -- the Chief Executive Officer of Cigna Corporation.

2.5"Change of Control" -- any of the following:

(a)	A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d 3 promulgated under the Exchange Act of a number of preferred or common shares of Cigna Corporation having 30% or more of the combined voting power of Cigna Corporation’s then outstanding securities; provided, however, in determining whether a Change of Control has occurred, voting securities which are acquired by any of the following shall not constitute an acquisition which would cause a Change of Control: (i) by an employee benefit plan (or a trust forming a part thereof) maintained by Cigna Corporation or any Subsidiary, (ii) by Cigna Corporation or any Subsidiary, or (iii) by any Person in connection with a transaction described in (b)(i) immediately below; or

(b)	There is consummated a merger, consolidation or reorganization of Cigna Corporation or any direct or indirect Subsidiary of Cigna Corporation with any other corporation, other than:

(i)	a merger, consolidation or reorganization –

a.	immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger, consolidation or reorganization or the ultimate parent thereof,

b.	in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Cigna Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from Cigna Corporation or its Affiliates) representing 30% or more of the combined voting power of Cigna Corporation’s then outstanding securities, and

c.	where the shareholders of Cigna Corporation, immediately before such merger, consolidation or reorganization, own directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity surviving such merger, consolidation or reorganization or the ultimate parent thereof in substantially the same proportion as their ownership of the outstanding securities of Cigna Corporation immediately before such merger, consolidation or reorganization; or

(c)	A change occurs in the composition of the Board at any time during any consecutive 12-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence “Continuity Directors” means those members of the Board who either: (1) were directors at the beginning of such consecutive 12-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cigna Corporation); or

(d)	The shareholders of Cigna Corporation approve a plan of complete liquidation or dissolution of Cigna Corporation or there is consummated an agreement for the sale or disposition by Cigna Corporation of all or substantially all of Cigna Corporation’s assets, other than a sale or disposition by Cigna Corporation of all or substantially all of Cigna Corporation's assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Cigna Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Cigna Corporation immediately following such transaction or series of transactions.

2.6	"Code" -- the Internal Revenue Code of 1986, as amended.

2.7	"Committee" -- the Board's People Resources Committee or any successor committee with responsibility for compensation; provided that, with respect to the grant of awards to or awards held by Non-Employee Directors, “Committee” shall mean the Board’s Corporate Governance Committee, or any successor committee for corporate governance.

2.8	"Common Stock" -- the common stock, par value $0.25 per share, of Cigna Corporation.

2.9	"Company" -- Cigna Corporation, a Delaware corporation, and/or its Subsidiaries.

2.10	"Deferred Compensation Plan" -- a Company deferred compensation plan, or another arrangement of the Company which has been designated by the Committee as a "Deferred Compensation Plan" for purposes of this Plan.

2.11	"Disability" -- permanent and total disability as defined in Code Section 22(e)(3).

2.12	“Dividend Equivalent Right” -- a right granted under Article 9.

2.13	"Early Retirement" -- a Termination of a Participant’s employment (other than a Termination for Cause), after appropriate notice to the Company, (a) on or after a Participant has reached age 55 (but not age 65) and attained at least five years of service (as determined under the elapsed time service counting rules applied by the Company to determine an employee’s total period of Company service using an adjusted service date), or (b) upon such terms and conditions approved by the Committee or officers of the Company designated by the Board or the Committee.

2.14	"Eligible Individual" -- all employees of the Company, Non-Employee Directors, and consultants or advisors of the Company are eligible to be granted awards under the Plan.

2.15	"Exchange Act" -- the Securities Exchange Act of 1934, as amended.

2.16	"Expiration Date" -- the last date, specified in an Option or SAR grant, on which an Option or SAR may be exercised.

2.17	"Fair Market Value" -- the average of the highest and lowest quoted selling prices as reported on the New York Stock Exchange-composite tape (or any successor method of publishing stock prices) as of 4:00 p.m. Eastern time (or such other time as trading on the New York Stock Exchange may close) on the date as of which any determination of stock value is made. If the New York Stock Exchange-composite tape (or any successor publication) is not published on that date, the determination will be made on the next preceding date of publication. In the absence of reported Common Stock sales, the Committee will determine Fair Market Value by taking into account all facts and circumstances the Committee deems relevant, subject to the requirements of Code Section 409A.

2.18	"Incentive Stock Option" -- an Option described by Code Section 422(b).

2.19	"Involuntary Termination" -- a Termination, other than a Termination Upon a Change of Control, pursuant to which a Participant is eligible to receive severance benefits under the severance plan or arrangement of the Company, if any, that applies to the Participant as of the date of Termination. For avoidance of doubt, a Participant must satisfy all conditions to receive severance benefits under the applicable severance plan or arrangement (including, without limitation, the requirement to execute a release of claims in favor of the Company) in order for a Termination to qualify as an Involuntary Termination under this Section 2.19.

If a Participant is not covered by any severance plan or arrangement of the Company as of the date of Termination that provides for severance benefits for a Termination (that is not a Termination Upon a Change of Control), then “Involuntary Termination” means a Termination that is initiated by the Company or a successor other than a Termination for Cause or Termination Upon a Change of Control.

2.20	“Non-Employee Director” -- a member of the Board who is not employed by the Company.

2.21	"Nonqualified Option" -- an Option that is not an Incentive Stock Option.

2.22	"Option" -- a right granted under Article 5 to purchase one or more shares of Common Stock.

2.23	“Other Stock-Based Awards” -- a right granted under Article 12.

2.24	"Participant" -- an Eligible Individual who has received an award under the Plan.

2.25	"Payment" -- the compensation due a Participant, or Participant's estate, under Article 8 of the Plan on account of a grant of Restricted Stock Units or Article 11 of the Plan on account of a grant of Performance Shares or Units.

2.26	"Payment Date" -- the date that a Qualifying Plan payment is made (or would have been made if not deferred under Section 10.3).

2.27	"Peer Group"-- a group of companies, selected by the Committee, whose financial performance is compared to Cigna Corporation’s.

2.28	"Performance Measures" -- the measures to be used to assess the Company’s performance with respect to Restricted Stock subject to performance conditions, Strategic Performance Units and Strategic Performance Shares. The measures shall be one or more of the following: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction – customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: realized investment gains and losses; special items identified in the company’s reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

2.29	"Performance Objectives" -- the written objective performance goals applicable to performance conditions for Restricted Stock granted under Section 7.3 or Strategic Performance Shares or Strategic Performance Units granted under Section 11.1. Performance Objectives may be stated separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two. Performance Objectives may be for the Company as a whole, for one or more of its Subsidiaries, business units, lines of business or for any combination of the foregoing and may be absolute or may require comparing the Company's financial performance to that of a Peer Group or of a specified index or indices, or be based on a combination of the foregoing. If Cigna Corporation is involved in a merger, acquisition or divestiture transaction (even if it does not constitute a Change of Control), the Committee may, in its sole discretion, adjust or modify completely the Performance Measures, and/or Performance Objectives if the transaction has any material effect on the Company’s ability to apply the Performance Measures, or meet the Performance Objectives, established at the time of grant.

2.30	"Performance Period" -- the period, specified by the Committee, during which Performance Objectives applicable to Strategic Performance Shares or Strategic Performance Units are measured. No Performance Period shall be a period of less than one-year.

2.31	"Person" -- the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) Cigna Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of Cigna Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of Cigna Corporation in substantially the same proportions as their ownership of stock of Cigna Corporation.

2.32	"Plan" -- the Cigna Long-Term Incentive Plan.

2.33	"Prior Plan" -- the Cigna Long-Term Incentive Plan as restated effective January 1, 2000 and as further amended and restated through April 28, 2010 and as further amended on April 27, 2011, April 24, 2013, April 26, 2017 and January 25, 2018, the Express Scripts, Inc. 2011 Long-Term Incentive Plan (as amended and restated effective April 2, 2012), the Express Scripts Holding Company 2016 Long-Term Incentive Plan, the Cigna Corporation Directors Equity Plan, and, unless otherwise provided under the terms of this Plan, the Cigna Corporation Stock Plan as adopted effective May 1, 1991, and as amended thereafter.

2.34	"Qualifying Plan" -- any Company bonus plan, short-term or long-term incentive compensation plan, any other incentive compensation arrangement or any supplemental retirement benefit plan that is not tax qualified under the Code. Except with respect to payment of Performance Shares or Units in the form of Common Stock, this Plan shall not be a Qualifying Plan.

2.35	“Restatement Date” -- April 28, 2021, or, if later, the date Company shareholders approve this amended and restated Plan.

2.36	"Restricted Period" -- the period during which Common Stock is subject to restrictions under Section 7.2.

2.37	"Restricted Stock" -- Common Stock granted under Article 7 that remains subject to a Restricted Period.

2.38	“Restricted Stock Unit” -- a right granted under Article 8.

2.39	"Retirement" -- a Participant’s Termination of employment (other than a Termination for Cause), after appropriate notice to the Company, (a) on or after a Participant has reached age 65 and attained at least five years of service (as determined under the elapsed time service counting rules applied by the Company to determine an employee’s total period of Company service using an adjusted service date), or (b) upon such other terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.40	"SAR" -- a stock appreciation right granted under Article 6.

2.41	"SEC" -- the Securities and Exchange Commission.

2.42	"Strategic Performance Share" or "Performance Share" -- an amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a value equal to the Fair Market Value of one share of Common Stock.

2.43	"Strategic Performance Unit" or "Unit" -- the smallest amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a target value of $75.00 per Unit unless a different target value is established by the Committee at the time a Unit award is made.

2.44	"Subsidiary" -- any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by Cigna Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by Cigna Corporation; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

2.45	"Termination for Cause" -- a Termination for Cause under this Plan occurs when a Participant’s employment or service relationship with the Company is terminated by the Company for “Cause”.

“Cause” shall have the same meaning as defined under the severance plan or arrangement of the Company that applies to the Participant as of the date of termination; provided however that if the Participant is not covered by a severance plan or arrangement of the Company at the time of the Termination, “Cause” shall mean the Participant’s (a) unsatisfactory level of performance; (b) violation of any legal or contractual obligation to the Company; (c) non-compliance with Company policies or procedures, including without limitation Cigna's Code of Ethics and Principles of Conduct; (d) if the Participant is an employee of the Company, engagement in any activity resulting in the Participant’s being not bondable as determined by Cigna under its (or its successor’s) fidelity bond; (e) conviction of a felony involving fraud or dishonesty directed against the Company; or (f) any willful act or failure to act that adversely affects the business of the Company in any material respect. For purposes of this Section 2.45, “unsatisfactory level of performance” means a serious performance failure or infraction, including, without limitation, serious conduct and attendance failures, subject to formal discipline or corrective action up to and including immediate termination.

2.46	"Termination" -- the termination of the Participant's employment or service relationship with the Company (unless otherwise expressly provided by the Committee) or a transaction by which the Company that employs the Participant or to which the Participant provides service ceases to be a Subsidiary.

2.47	"Termination Upon a Change of Control" -- a Termination upon or within the two-year period following a Change of Control pursuant to which a Participant is eligible to receive severance benefits under the severance plan or arrangement of the Company, if any, that applies to the Participant as of the date of Termination. For avoidance of doubt, a Participant must satisfy all conditions to receive severance in connection with the Termination under the applicable severance plan or arrangement (including, without limitation, the requirement to execute a release of claims in favor of the Company) in order for a Termination to qualify as a Termination Upon a Change of Control under this Section 2.47.

If a Participant is not covered by any severance plan or arrangement of the Company as of the date of Termination, then “Termination Upon a Change of Control” means a Termination upon or within two years after a Change of Control that is initiated by the Company or a successor other than a Termination for Cause.

2.48	"Vesting Percentage" -- the ratio, determined by the Committee, of Performance Shares payable under Section 11.3 to Performance Shares granted under Section 11.1.

ARTICLE 3

Participation

3.1Participation. An Eligible Individual who receives an authorized award under the Plan shall become a Participant upon receipt of the award.

ARTICLE 4

Authorized Incentive Awards

4.1 Authorized Awards. The Plan’s authorized awards are: (a) Options (including Incentive Stock Options); (b) SARs; (c) Restricted Stock; (d) Restricted Stock Units; (e) Dividend Equivalent Rights; (f) Common Stock in lieu of cash or other awards payable under a Qualifying Plan; (g) Strategic Performance Shares; (h) Strategic Performance Units; and (i) Other Stock-Based Awards.

4.2 General Powers of the Committee. Subject to the requirements of the Plan and Delaware law, the Committee may in its sole discretion select Participants, grant them any authorized awards in amounts and combinations, and upon terms and conditions, as it shall determine, and exercise any other authority granted to the Committee under the Plan. The Committee may delegate to the CEO or the CEO’s designee any such authority; however, no power or authority delegated by the Committee under the Plan may be exercised (a) to affect the terms and conditions of an award made to anyone subject to the requirements of Section 16(a) of the Exchange Act, (b) as to matters reserved to the Board under the Delaware General Corporation Law, or (c) with respect to awards granted to or held by Non-Employee Directors.

4.3General Powers of the CEO. Subject to the requirements of Delaware law, the CEO shall have the authority and discretion to select Participants and grant them any authorized awards in amounts and combinations and upon terms and conditions as the CEO shall determine, subject to the same limitations and provisions that apply under the Plan to the Committee, and also subject to the following:

(a)	The CEO may not grant any awards to or for the benefit of (1) members of the Board or (2) anyone subject to the requirements of Exchange Act Section 16(a);

(b)	The CEO must be a member of the Board when the CEO grants any award under the Plan and must be properly empowered by the Board to grant such award; and

(c)	The total number of shares of Common Stock which may be issued pursuant to awards granted under this Section 4.3 is limited to a maximum of 10% of the number of shares of Common Stock authorized to be issued under the Plan.

4.4Term Limit. No awards may be made under this Plan after December 31, 2030.

ARTICLE 5

Stock Options

5.1General. Subject to any Plan limitations and provisions, the Committee may grant Options to Eligible Individuals upon terms and conditions that it may establish, including restrictions on the right to exercise Options. However, no Option shall be exercisable by a Participant within one year after the Option grant date, except as provided under the Plan or the terms of the Option grant upon a Participant’s Termination due to death, Disability, Early Retirement or Retirement or a Participant’s Termination Upon a Change of Control.

5.2 Option Price. The exercise price per share of any Option (that is not a Substitute Award as defined in Section 13.6) shall not be less than the Fair Market Value of such share on the grant date. The Option price may be paid in cash or such other means as the Committee may accept. The Committee may, in its sole discretion, permit payment of the Option price in the form of previously acquired shares of Common Stock based on the Fair Market Value of such shares on the Option exercise date or through means of a “net settlement,” whereby the Option price will not be due in cash and where the number of shares of Common Stock issued upon such exercise will be equal to: (a) the product of (1) the number of shares of Common Stock as to which the Option is then being exercised, and (2) the excess, if any, of (i) the then current Fair Market Value per share over (ii) the Option price, divided by (b) the then current Fair Market Value per share.

5.3Maximum Term. No Expiration Date of an Option shall be more than 10 years after the Option grant date. An Option may expire earlier than its Expiration Date as specified in the terms and conditions of the applicable Option grant.

5.4	Expiration of Options.

(a)	Any outstanding Option held by a Participant at Termination for any reason other than a Termination for Cause, shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

(b)	Any outstanding Option held by a Participant at Termination for Cause shall be immediately and automatically forfeited as of the date of such Termination.

5.5No Repricing; No Automatic Option Grants (Reloads). Without prior approval of Cigna Corporation shareholders, the Committee may not:

(a)	Cancel a previously granted Option and grant a replacement Option if the new Option exercise price is lower than that of the canceled Option;

(b)	Provide for any automatic grant of a new Option upon a Participant’s exercise of any Option granted under the Plan;

(c)	Except in connection with a corporate transaction involving Cigna Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), (i) amend the terms of an Option to reduce the Option exercise price, or (ii) to the extent the exercise price of an Option exceeds the Fair Market Value of a share of Common Stock, cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Option; or

(d)	Take any other action that could constitute a repricing.

5.6Incentive Stock Options. The following terms and conditions shall apply to any Options granted under the Plan that are identified as Incentive Stock Options.

(a)	Incentive Stock Options may be granted only to Eligible Individuals who are employed by Cigna Corporation or a corporation that is either a direct Subsidiary or an indirect Subsidiary through an unbroken chain of corporations.

(b)	No Incentive Stock Option may be granted after December 31, 2030.

(c)	No Incentive Stock Option may be granted to any person who, at the time of grant, owns (or is deemed to own under Code Section 424(d)) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of Cigna Corporation or a Subsidiary, unless the Option exercise price is at least 110% of the Fair Market Value on the grant date of the stock subject to the Option and the Option by its terms is not exercisable after the expiration of five years after the Option grant date.

(d)	To the extent that the aggregate Fair Market Value of stock with respect to which the Incentive Stock Options first become exercisable by a Participant in any calendar year exceeds $100,000 (taking into account both Common Stock subject to the Incentive Stock Options under this Plan and stock subject to Incentive Stock Options under all other Company plans, if any), such Options shall be treated as Nonqualified Options. For this purpose the Fair Market Value of the stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

(e)	Any grant of Incentive Stock Options shall include whatever terms and conditions are required to meet the requirements of Code Section 422.

ARTICLE 6

Stock Appreciation Rights

6.1General. Subject to any Plan limitations and provisions, the Committee may grant SARs to Eligible Individuals upon terms and conditions it may establish, including restrictions on the right to exercise SARs. However, no SAR shall be exercisable by a Participant within one year after the SAR grant date, except as provided under the Plan or the terms of the SAR grant upon a Participant’s Termination due to death, Disability, Early Retirement or Retirement or a Participant’s Termination Upon a Change of Control.

6.2Maximum Term. No Expiration Date of an SAR shall be exercisable more than 10 years after the SAR grant date. A SAR may expire earlier than its Expiration Date as specified in the terms and conditions of the applicable SAR grant.

6.3SAR Exercise. The SAR shall entitle the Participant to receive upon exercise of the SAR, without payment to the Company, a whole number of shares of Common Stock determined by multiplying (a) and (b) and dividing the result by (c):

(a)	Total number of shares subject to the SAR that the Participant designates for SAR exercise, up to the maximum number available for exercise as of the SAR exercise date;

(b)	Excess of (1) the Fair Market Value of a share of Common Stock on the SAR exercise date over (2) the Fair Market Value of a share of Common Stock on the grant date of the SAR; and

(c)	Fair Market Value of a share of Common Stock on the SAR exercise date.

Any fractional share of Common Stock resulting from this calculation shall be ignored.

The Committee may provide that, instead of issuing shares upon the SAR exercise, the Company shall pay cash equal to the Fair Market Value, on the SAR exercise date, of some or all the shares that would otherwise be issued upon the SAR exercise.

Upon exercise of an SAR, the number of shares that the Participant designates for exercise will be subtracted from the number of shares available under the SAR immediately before the SAR exercise to determine the remaining number of shares, if any, that the Participant may designate for any future exercise of the SAR.

6.4Expiration of SARs.

(a)	Any outstanding SAR held by a Participant at Termination for any reason other than a Termination for Cause shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

(b)	Any outstanding SAR held by a Participant at Termination for Cause shall be immediately and automatically forfeited as of the date of such termination.

6.5No Repricing; No Automatic SAR Grants (Reloads). Without prior approval of Cigna Corporation shareholders, the Committee may not:

(a)	Cancel a previously granted SAR and grant a replacement SAR if the Fair Market Value on date of grant of the new SAR is lower than the Fair Market Value on date of grant of the canceled SAR;

(b)	Provide for any automatic grant of a new SAR upon a Participant’s exercise of any SAR granted under the Plan;

(c)	Except in connection with a corporate transaction involving Cigna Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), (i) amend the terms of an SAR to reduce the SAR exercise price, or (ii) to the extent the exercise price of an SAR exceeds the Fair Market Value of a share of Common Stock, cancel, exchange, substitute, buyout or surrender an outstanding SAR in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original SAR; or

(d)	Take any other action that could constitute a repricing.

ARTICLE 7

Restricted Stock Grants

7.1General. Subject to any limitations and provisions in the Plan, the Committee may grant Restricted Stock to Eligible Individuals upon terms and conditions it may establish. The consideration for a Restricted Stock grant may be solely in the form of the recipient's services rendered to the Company, or it may be any other lawful form of consideration the Committee may determine.

7.2Restricted Period. Except as provided below, Restricted Stock shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant during the Restricted Period established by the Committee. The Committee may establish different Restricted Periods and different restriction terms for shares contained in a single Restricted Stock grant.

7.3Performance Conditions. The Committee may grant Restricted Stock that is subject to performance conditions, as follows:

(a)	Restricted Stock may automatically be forfeited to the Company at the end of the Restricted Period unless, and to the extent that, the Company meets specified Performance Objectives; or

(b)	The Restricted Period applicable to Restricted Stock may end earlier if, and to the extent that, the Company meets specified Performance Objectives, but no earlier than one year after the date of grant.

If the Committee grants Restricted Stock subject to performance conditions, at the time of grant the Committee shall establish in writing the applicable Performance Measures, Performance Objectives, vesting schedule and, if the Performance Objectives require comparing the Company's financial results to those of a Peer Group, the composition of the Peer Group. The Committee may establish different performance conditions for shares contained in a single Restricted Stock grant. No Eligible Individual may receive more than 450,000 shares of Restricted Stock with performance conditions during any calendar year. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, effective as the date of such dividend, split, subdivision or combination, the maximum number of shares of Restricted Stock that may be awarded in any calendar year shall be adjusted proportionately in accordance with Section 14.1.

7.4Issuance; Voting Rights; Dividends. Restricted Stock granted to a Participant shall be issued by the Company as of the date of the grant. During the Restricted Period, the Participant shall be entitled to vote the shares. The Participant shall also be entitled to deferred payment of dividends on shares of Restricted Stock to the holders of such shares as described in this Section 7.4. Such dividend payments will be in an amount equal to the number of shares of outstanding Restricted Stock multiplied by the amount of any dividend declared and paid on one share of Common Stock, to the extent the Restricted Stock is outstanding on any such dividend record date. Restricted Stock shall be considered outstanding for this purpose until the earlier of the lapse of the applicable Restricted Period or the date the Restricted Stock is forfeited under the terms of the Plan. Dividends paid on shares of Common Stock during the Restricted Period shall be held by the Company and such accumulated dividends will only be paid when (and if) the applicable Restricted Period for the Restricted Stock lapses, provided that the Committee (or CEO) may specify additional restrictions on the payment of such accumulated dividends in the applicable grant document. If any shares of Restricted Stock are forfeited under the terms of the Plan or the applicable grant document, the Participant shall also forfeit the right to any accumulated and future dividends related to such forfeited shares. The Committee (or CEO) shall specify in the grant document the time and form of payment of the deferred dividends in a manner that complies with the requirements of Code Section 409A and the regulations thereunder. Shares issued as a result of stock dividends, splits or reclassifications, to the extent the issued shares relate to Restricted Stock, shall be subject to the same limitations, restrictions and provisions that are applicable to the related Restricted Stock.

7.5Termination of Employment or Services. Unless otherwise expressly provided by the terms and conditions established by the Committee at the time of grant, Restricted Stock (and all related rights) held by a Participant at Termination during a Restricted Period shall be forfeited to the Company immediately upon such Termination.

ARTICLE 8

Restricted Stock Units

8.1General. Subject to any limitations and provisions in the Plan, the Committee may grant Restricted Stock Units to Eligible Individuals upon terms and conditions it may establish. The consideration for a Restricted Stock Unit grant may be solely in the form of the recipient's services rendered to the Company, or it may be any other lawful form of consideration the Committee may determine

8.2Restrictions on Restricted Stock Units; Vesting.

(a)	Except as provided below, a Restricted Stock Unit shall not be sold, transferred, assigned, pledged, or otherwise disposed of by the Participant. The Committee in its discretion may establish different restriction terms and vesting periods for different Restricted Stock Units evidenced by a single grant.

(b)	Prior to vesting, Restricted Stock Units shall be subject to forfeiture as described in Section 8.5. Unless vesting is accelerated pursuant to the terms and conditions of the award established by the Committee at the time of grant, a portion of Restricted Stock Units will become vested upon the payment date(s) specified in the applicable grant document.

8.3Time and Form of Payment. The portion of a vested Restricted Stock Unit shall be paid in a lump sum on the earlier of a Participant’s death or the payment date(s) specified in the applicable Restricted Stock Unit grant document. Payments shall be made in a single lump sum in the form of cash, shares of Common Stock, or a combination of these forms of Payment, as determined by the Committee in its sole discretion. Any payment upon a Participant’s death shall be made to the Participant’s surviving spouse or, if the Participant’s surviving spouse does not survive, the Participant’s estate during the 90 day period immediately following the Participant’s death. A Restricted Stock Unit (including any dividend equivalent rights) shall cease to be outstanding and a Participant shall have no further rights related to such Restricted Stock Unit upon the earlier of payment or forfeiture of such Restricted Stock Unit under the terms of the Plan.

8.4Voting Rights; Dividends. No Participant shall have any voting rights, rights to dividend payments, or any other rights of a holder of Common Stock merely because the Participant is granted a Restricted Stock Unit under this Plan.

8.5Termination of Employment or Services. Unless otherwise expressly provided by the terms and conditions established by the Committee at the time of grant, any unvested Restricted Stock Units (and all related rights) held by a Participant at Termination shall be forfeited to the Company immediately upon such Termination.

ARTICLE 9

Dividend Equivalent Rights

9.1General. Subject to the limitations and provisions of the Plan, the Committee may grant Dividend Equivalent Rights to Eligible Individuals upon terms and conditions it may establish. A Dividend Equivalent Right shall entitle a Participant to receive cash or Common Stock equal in value to dividends paid with respect to a specified number of shares of Common Stock.

9.2Dividends and Rights; Options or SARs. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Option or SAR granted under the Plan.

9.3Payments. The Committee shall determine at time of grant whether payment pursuant to a Dividend Equivalent Right shall be made in cash or Common Stock, or a combination of both. The Committee shall specify other terms and conditions applicable to Dividend Equivalent Rights at the time of grant, including when the Dividend Equivalent Rights vest and the time and form of payment for such Dividend Equivalent Rights, provided that in no event shall a Participant vest in a right to receive payments for Dividend Equivalent Rights associated with an award under the Plan before the scheduled vesting or payment date (as applicable) of such award.

9.4Termination of Employment or Services. Unless otherwise expressly provided by the terms and conditions established by the Committee at the time of grant, any Dividend Equivalent Right held by a Participant at Termination for any reason shall be forfeited to the Company immediately upon Termination.

ARTICLE 10

Common Stock in Place of Other Awards

10.1General. The Committee may grant an Eligible Individual Common Stock instead of all or a portion (determined by the Committee) of an award otherwise payable under a Qualifying Plan. The grant shall be for a number of shares of Common Stock that have an aggregate Fair Market Value, determined as of the Payment Date, that most closely approximates, but does not exceed, the dollar amount of the award being replaced by the Common Stock if made in cash.

10.2Death; Termination of Employment or Services. Unless the Committee, in its sole discretion, provides otherwise, a Common Stock grant approved under Section 10.1 for a Participant whose Termination occurs before the Payment Date shall still be granted. If the reason for Termination is the Participant's death, however, the Common Stock grant shall automatically be canceled, and the award payment shall be made in accordance with the terms of the Qualifying Plan.

10.3Deferral of Payments. A Common Stock grant approved under Section 10.1 shall be deferred if the Participant had made a timely election to defer the underlying award under a Deferred Compensation Plan, subject to the provisions of the Deferred Compensation Plan and Code Section 409A, if applicable. Common Stock that would have been issued but for deferral under this provision shall be issued under this Plan at the end of the deferral period.

ARTICLE 11

Strategic Performance Units; Strategic Performance Shares

11.1Award of Units and Shares.

(a)	The Committee may in its sole discretion grant Strategic Performance Shares, Strategic Performance Units or both to Eligible Individuals selected for participation for a Performance Period.

(b)	The Committee, the CEO or the CEO’s designee may grant Strategic Performance Shares (subject to the requirements of Delaware law), Strategic Performance Units, or both to a person who becomes an Eligible Individual during a Performance Period as long as any such grant made by the CEO or the CEO’s designee is (1) in accordance with guidelines approved by the Committee or (2) subject to ratification by the Committee before any resulting Payment is made.

(c)	During any calendar year an Eligible Individual may receive no more than 500,000 Performance Shares or 250,000 Units. When an Eligible Individual receives a combination of Performance Shares and Units, each Unit awarded shall reduce the maximum number of awardable Performance Shares by two and every two Performance Shares awarded shall reduce the maximum number of awardable Units by one. That is, the Performance Shares-to-Units parity ratio shall be 2 to 1. For example, if an Eligible Individual is awarded 50,000 Units in a calendar year, the maximum number of awardable Performance Shares the Eligible Individual could receive for that year is 100,000.

(d)	In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, effective as the date of such dividend, split, subdivision or combination, the maximum number of Performance Shares that may be awarded in any calendar year, and the Performance Shares-to-Units parity ratio described in Section 11.1(c), shall be adjusted proportionately in accordance with Section 14.1.

11.2Performance Goals; Financial Measures. When the Committee grants Performance Shares or Units for a particular Performance Period, it shall:

(a)	Establish in writing the Performance Objectives and the Performance Measures applicable to the Performance Period;

(b)	Determine the length of the Performance Period and, if the Performance Objectives require comparing the Company's financial results to those of a Peer Group, the composition of the Peer Group; and

(c)	Determine the formula or method for determining the Vesting Percentage for Performance Shares and the value of Units.

11.3Vesting Percentage; Value of Units. After the close of the Performance Period, the Committee will determine the preliminary Vesting Percentage and/or Unit value based on the applicable formula or method under Section 11.2(c). The preliminary Vesting Percentage and/or Unit value may be adjusted downward by the Committee based upon the Committee's evaluation of Cigna Corporation's strategic accomplishments over the Performance Period. The final Vesting Percentage shall not exceed 200%, and the final Unit value shall not exceed $200.00.

11.4Performance Share or Unit Payment.

(a)	After the Committee has determined the Vesting Percentage or Unit value for a Performance Period and subject to Sections 11.5 and 11.6, the Company shall make Payments to Participants to whom Performance Shares or Units were granted for the Performance Period.

(b)	Payment to a Participant for a grant of Performance Shares shall equal (1) the number of Performance Shares granted to the Participant multiplied by (2) the Vesting Percentage determined under Section 11.3. This product shall be multiplied by the Fair Market Value of Common Stock on the date the Committee determines the Vesting Percentage, to the extent the Committee provides for payment of Performance Shares in cash.

(c)	Payment to a Participant for a grant of Units shall equal the number of Units granted to the Participant multiplied by the Unit value determined under Section 11.3.

(d)	Notwithstanding the above, the Committee in its sole discretion may reduce the amount of any Payment to any Participant or eliminate entirely the Payment to any Participant. The Committee's authority under this Section 11.4(d) shall expire immediately upon a Change of Control.

11.5Eligibility for Payments. Unless otherwise expressly provided by the terms and conditions established by the Committee at the time of grant, a Participant shall be eligible to receive a Payment for a Performance Period under Section 11.4 only if the Participant has been employed by (or in service with) the Company continuously from the date of Participant's grant of Performance Shares and/or Units through the date of Payment.

11.6Time and Form of Payment.

(a)	Unless otherwise provided at the time of award in the applicable grant document, Payments shall be made in the year following the close of the Performance Period. Payments shall be made in a single lump sum in the form of cash, shares of Common Stock, or a combination of these forms of Payment, as determined by the Committee in its sole discretion.

(b)	If a Payment is made wholly or partially in shares of Common Stock, the Payment shall be made in a number of whole shares. That number of shares shall have an aggregate Fair Market Value that most closely approximates, but does not exceed, the dollar amount of the Payment if made in cash.

ARTICLE 12

Other Stock-Based Awards

12.1General. Subject to the limitations and provisions of the Plan, the Committee may grant Other Stock-Based Awards to Eligible Individuals upon terms and conditions it may establish. An Other Stock-Based Award, which shall consist of any right which is (a) not an authorized award described in Section 4.1(a)-(h) above and (b) an award of Common Stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 under the Exchange Act and applicable law. Subject to Section 17.4 below, Other Stock-Based Awards granted under the Plan may or may not be subject to a vesting period as determined in the discretion of the Committee at the time of grant. If an Other Stock-Based Award is subject to a vesting period, any dividends paid on shares of Common Stock during such period shall be held by the Company and will only be paid when (and if) the Other Stock-Based Award vests, provided that the Committee (or CEO) may specify additional restrictions on the payment of such accumulated dividends in the applicable grant document.

ARTICLE 13

Shares Authorized under the Plan

13.1Maximum Number Authorized.

(a)	The number of shares of Common Stock authorized to be issued pursuant to Options, SARs, rights, grants or other awards made under this Plan from and after the Restatement Date shall be 1,475,000 shares, plus 18,921,551 shares representing shares remaining available for awards under Prior Plans as of March 1, 2021, plus the number of:

(1)	shares reserved for issuance upon exercise of Options granted under Prior Plans, to the extent the Options are outstanding on March 1, 2021, and subsequently expire or are canceled or surrendered;

(2)	shares reserved for issuance under Article 10 upon vesting of restricted stock units granted under Qualifying Plans, shares reserved for issuance upon vesting of restricted stock units granted under Prior Plans, or upon payment of Strategic Performance Shares under Section 11.1, to the extent the restricted stock units or Strategic Performance Shares are outstanding on March 1, 2021, and subsequently expire or are canceled or surrendered or the number of shares of Common Stock issued upon vesting of the Strategic Performance Shares is subsequently less than the number of shares of Common Stock reserved; and

(3)	shares of Restricted Stock granted under Prior Plans, to the extent the applicable Restricted Period has not expired as of March 1, 2021, and the Restricted Stock is subsequently forfeited under Section 7.5 or is otherwise surrendered to the Company before the Restricted Period expires.

For purposes of this Section 13.1, Prior Plans shall not include the Cigna Corporation Stock Plan as adopted effective May 1, 1991, and as amended thereafter.

(b)	Any shares that become available for issuance pursuant to Sections 13.1(a)(2) and 13.1(a)(3) shall become available at a rate of two (2) shares for each share that becomes available under Sections 13.1(a)(2) and 13.1(a)(3).

(c)	The maximum aggregate number of shares that may be issued as Incentive Stock Options under this Plan from and after the Restatement Date is 2 million.

13.2Maximum Number Per Participant. The aggregate number of shares of Common Stock subject to Options and SARs that may be granted during any calendar year to any individual shall be limited to 1 million. The aggregate number of shares of Common Stock subject to authorized awards under Section 4.1 that may be granted during any calendar year to any Non-Employee Director shall be limited to 150,000.

13.3Share Counting.

(a)	Effective as of the Restatement Date, and subject to the other provisions of Section 13.3, the following rules shall apply in determining whether shares of Common Stock remain available for issuance under Section 13.1 of the Plan.

(1)	Each share reserved for issuance upon exercise of any Option or SAR granted under the Plan shall reduce the number of remaining authorized shares by one, provided that an SAR that may be settled only in cash shall not reduce the number of authorized shares.

(2)	Each share of Common Stock awarded under Article 7 or reserved for awards under Articles 8, 9, 10, 11 or 12 of the Plan, shall reduce the number of authorized shares by two (2).

(b)	The following shall not reduce the number of authorized shares of Common Stock available for issuance under this Plan:

(1)	Common Stock reserved for issuance upon exercise or settlement, as applicable, of awards granted under the Plan, to the extent the awards expire or are canceled or surrendered;

(2)	Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 7.5 or is otherwise surrendered to the Company before the Restricted Period expires;

(3)	Common Stock reserved, upon the grant of Restricted Stock Units or units under any Qualifying Plans, for issuance when such Restricted Stock Units vest, to the extent the Restricted Stock Units are forfeited, canceled or surrendered;

(4)	Common Stock reserved for issuance under Section 11.1 upon vesting of Strategic Performance Shares, to the extent that the Strategic Performance Shares are forfeited, canceled or surrendered or the number of shares of Common Stock issued upon vesting of the Strategic Performance Shares is less than the number of shares of Common Stock reserved;

(5)	Common Stock reserved, upon the grant of Other Stock-Based Awards, for issuance under Article 12 when such Other Stock-Based Awards vest, to the extent the Other Stock-Based Awards are forfeited, canceled or surrendered; and

(6)	Awards, to the extent the payment is actually made in cash.

(c)	The following shares shall not become available for issuance under the Plan:

(1)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(2)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(3)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant's tax withholding obligations upon the lapse of restrictions on Restricted Stock or Restricted Stock Units or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

13.4No Fractional Shares. No fractional shares of Common Stock shall be issued, accepted as payment of an Option exercise price or remitted to meet tax-withholding obligations under the Plan.

13.5Source of Shares. Common Stock may be issued from authorized but unissued shares or out of shares held in Cigna Corporation's treasury, or both.

13.6Substitute Awards. The Committee may grant awards in substitution for outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Plan awards as determined pursuant to this Article 13 to the extent such substitution constitutes a conversion, replacement or adjustment to reflect the applicable transaction within the meaning of Section 303A.08 of the NYSE Listed Company Manual; provided, that Substitute Awards issued or intended as Incentive Stock Options shall be counted against the aggregate number of Incentive Stock Options available under the Plan. Substitute Awards may be granted in the form of any authorized award type under Section 4.1 of the Plan as determined by the Committee at the time of grant. The terms and conditions of Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee determines at the time of grant that such variances are appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

ARTICLE 14

Antidilution Provisions

Except as expressly provided under the Plan, the following provisions shall apply to all shares of Common Stock (including Restricted Stock) authorized for issuance and all Options, SARs, and Restricted Stock Units granted under the Plan:

14.1Stock Dividends, Splits, Etc. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock:

(a)	The number of authorized shares of Common Stock, and any numerical share limits, under the Plan will be adjusted proportionately; and

(b)	There will be a proportionate adjustment in: the number of shares of Common Stock subject to unexercised stock Options and SARs; the per share Option and SAR exercise price (but without adjustment to the aggregate Option or SAR exercise price); the number of shares of Restricted Stock or Restricted Stock Units outstanding; and the number of Strategic Performance Shares outstanding.

14.2Merger, Exchange or Reorganization. If the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of Cigna Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an “Event”), appropriate adjustment shall be made by the Committee in the number of shares and kind of Restricted Stock and Common Stock for which Options, SARs, Restricted Stock Units and other rights may be or may have been awarded under this Plan, so that the proportionate interests of Participants shall be maintained as before the Event. However, in case of any contemplated Event which may constitute a Change of Control, the Committee may modify any and all outstanding Restricted Stock, Options, SARs, and Restricted Stock Units, so as to accelerate, as a consequence of or in connection with the Event, the vesting of a Participant's right to exercise any such Options or SARs or the lapsing of the Restricted Periods for shares of Restricted Stock or the vesting of any Restricted Stock Units, provided that such accelerated vesting shall occur only if a Change of Control is actually consummated.

14.3No New Grant. No adjustment to an Option or SAR shall be made under this Article 14 in a manner that will be treated under Code Section 409A as the grant of a new Option or SAR.

ARTICLE 15

Administration of Plan

15.1General Administration. The Plan shall be administered by the Committee, subject to any requirements for review and approval by the Board that the Board may establish.

15.2Administrative Rules.

(a)	The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations relating to this Plan, to interpret the Plan and to rule on any questions relating to any of its provisions, terms and conditions.

(b)	Except with respect to (i) the CEO or any other person who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, and (ii) any matters previously delegated by the Committee to the CEO or the Corporation’s senior human resources officer under the Plan, the Corporation's Shareholder Services team shall have the authority to interpret the Plan and to rule on any questions relating to any of its provisions, terms and conditions. Any decisions or rulings resulting from the authority described in this Section 15.2(b) shall be final and binding.

15.3Decisions Binding. All decisions of the Committee concerning this Plan shall be binding on Cigna Corporation and its Subsidiaries and their respective boards of directors, and on all Eligible Individuals, Participants and other persons claiming rights under the Plan.

ARTICLE 16

Amendments

16.1General Provisions. All amendments to this Plan shall be in writing and shall be effective when approved by the Board, except that a Plan amendment shall not be effective without the prior approval of Cigna Corporation shareholders if necessary under Internal Revenue Service or SEC regulations, or the rules of the New York Stock Exchange or any applicable law. Unless otherwise expressly provided by an amendment or the Board, no amendment to this Plan shall apply to any Plan awards made before the effective date of the amendment. A Participant's rights under any Plan grants or awards and a transferee's rights relating to any transferred derivative securities, may not be abridged by any amendment, modification or termination of the Plan without the Participant’s individual consent.

16.2Compliance with Code Section 409A. To the extent that a benefit under the Plan is subject to the requirements of Code section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Option agreements or other grants with applicable Code provisions and regulations relating to Incentive Stock Options or to deferral of compensation under Code Section 409A.

ARTICLE 17

Other Provisions

17.1Effective Date. The amended and restated Plan is effective as of (a) February 24, 2021, with respect to any amendments that do not require the prior approval of Cigna Corporation shareholders, and (b) the Restatement Date, with respect to any amendments that require the prior approval of Cigna Corporation shareholders.

17.2Duration of the Plan. The Plan shall remain in effect until all Options and rights granted under the Plan have been satisfied by the issuance of Common Stock or terminated under the terms of this Plan, all Restricted Periods applicable to Restricted Stock granted under the Plan have lapsed, and all Performance Periods related to Performance Shares and Units granted under the Plan have expired, and all related Performance Share or Unit Payments have been made.

17.3Early Termination. Notwithstanding Section 17.2, the Board may terminate this Plan at any time; but no such action by the Board shall adversely affect the rights of Participants which exist under this Plan immediately before its termination.

17.4Minimum Vesting. Subject to acceleration in connection with a Participant’s Termination Upon a Change of Control or Termination due to death, Disability, Retirement or Early Retirement, no more than 5% of all authorized award types granted under Section 4.1 of the Plan shall have a vesting or restricted period (as applicable) less than one-year, provided that this Section 17.4 shall not apply to any Substitute Awards (as defined in Section 13.6) granted under the Plan.

17.5General Restriction. No Common Stock issued pursuant to this Plan shall be sold or distributed by a Participant until all appropriate listing, registration and qualification requirements and consents and approvals have been obtained, free of any condition unacceptable to the Board. In no event shall the value, amount or form of consideration for any award under the Plan be less than the value or amount, or in other than the form, required by applicable Delaware law.

17.6Awards Not Assignable.

(a)	No derivative security (as defined in rules promulgated under Exchange Act Section 16), including any right to receive Common Stock (such as Options, SARs, Restricted Stock Units, or similar rights), or any Strategic Performance Shares or Strategic Performance Units, or any right to payment under the Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect. Any right to receive Common Stock or any other derivative security (including Options, SARs, Restricted Stock Units, or similar rights) shall be exercisable during a Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

(b)	Notwithstanding Section 17.6(a), the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment of an existing grant) derivative securities (other than Incentive Stock Options) that may be transferred without consideration by the Participant during the Participant’s lifetime to any member of the Participant’s immediate family, to a trust established for the exclusive benefit of one or more members of the Participant’s immediate family, to a partnership of which the only partners are members of the Participant’s immediate family, or to such other person as the Committee shall permit. In the case of a grant, the written documentation containing the terms and conditions of such derivative security shall state that it is transferable, and in the case of an amendment to an existing grant, such amendment shall be in writing. A derivative security transferred as contemplated in this Section 17.6(b) may not be subsequently transferred by the transferee except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant. The Committee, in its sole discretion at the time the transfer is approved, may alter the terms and limitations of the relevant grant and establish such additional terms and conditions as it shall deem appropriate. As used in this subparagraph, "immediate family" shall mean, as to any person, a current or former spouse or domestic partner (as defined under the Cigna 401(k) Plan), any child, stepchild or grandchild, and shall include relationships arising from legal adoption.

17.7Withholding Taxes. Upon the exercise of any Option or SAR, the vesting of any Restricted Stock or Restricted Stock Unit, the issuance of shares for any Other Stock-Based Award, the payment of any award described in Section 4.1(e), (f), (g) or (h), or upon the exercise of an Incentive Stock Option prior to the satisfaction of the holding period requirements of Code Section 422, the Company shall have the right at its option to:

(a)	require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy applicable federal, state and local withholding taxes; or

(b)	deduct from any amount payable the amount of any taxes the Company may be required to withhold because of the transaction.

The Committee may require or permit the Participant to remit all or part of the required withholding amount in Common Stock (other than Restricted Stock). The remitted Common Stock may be shares deliverable to the Participant because of the transaction giving rise to the withholding obligation (in which case the number of shares of Common Stock delivered to a Participant shall be reduced by the number of shares so remitted) or shares the Participant has owned without restriction for at least six months as of the date the withholding obligation arises. If the Committee permits a Participant to elect to remit Common Stock, the election shall be made on or before the date the withholding obligation arises and be subject to the disapproval of the Committee. The Committee may establish any additional conditions it deems appropriate. The value of any remitted Common Stock shall be its Fair Market Value as of the date the withholding obligation arises.

17.8Book Entry. A book entry shall be made in the electronic share ownership records maintained by the Company or the Company’s transfer agent as evidence of the issuance of Common Stock to a Participant (or beneficiary) upon a Restricted Stock grant, the exercise of an Option or any other grant or payment of Common Stock under the Plan.

17.9Participant's Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

17.10Future Award Not Guaranteed. Any award to a Participant described in Section 4.1 is not intended to be, or to be construed as, a right to receive another award at any later time.

17.11Termination of Employment or Service. The Company retains the right to terminate the employment or service (as applicable) of any Eligible Individual at any time for any reason or no reason, and an award or grant under the Plan to an Eligible Individual is not, and shall not be construed in any manner to be, a waiver of that right.

17.12Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Cigna Corporation, shall assume the liabilities of Cigna Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Cigna Corporation would be required to perform if no such succession had taken place.

17.13Construction. The terms used in this Plan shall include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires.

17.14Interpretation. All statutory or regulatory references in this Plan shall include successor provisions.

17.15Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to Delaware conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

17.16Limitation under the Cigna Executive Severance Benefits Plan. If some or all of a Participant’s awards or rights under this Plan, including without limitation, the accelerated vesting of a Participant’s outstanding Restricted Stock, Options or SARs in the event of a Termination Upon a Change of Control and the payment of Strategic Performance Units or Strategic Performance Shares under Section 11.6(d), (e) and (f), are required to be cancelled, limited or reduced under the Cigna Executive Severance Benefits Plan (the “Executive Severance Plan”), then such reduction, limitation or cancellation shall be applied in the manner and to the extent determined under the Executive Severance Plan, notwithstanding any other provisions of this Plan. The limitations and reductions under this Section 17.16 shall apply to a Participant’s grants and awards made under Prior Plans that remain outstanding as of the Restatement Date if the Participant consents to the application of this Section to such grants and awards.